Exhibit 5.1

December 16, 2013

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Re:          Gold Reserve Inc. Registration Statement on Form F-3

We have acted as Yukon counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon, Canada (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to the registration of 16,397,415 Class A common shares of the Company (“Class A Common Shares”) all of which Securities are registered under the Registration Statement for resale by the selling shareholders named in the prospectus forming a part of the Registration Statement (the “Selling Shareholders”).

The Class A Common Shares registered under the Registration Statement include: (i) 14,784,915  Class A common shares held by the Selling Shareholders, (ii) 875,000 Class A Common Shares that may be issued upon the exercise of Class A Common Share purchase warrants (the “Warrants”) held by the Selling Shareholders and (iii) 737,000 Class A Common Shares issuable upon the conversion of the Company’s 5.50% Senior Subordinated Convertible Notes due 2014 (the “Notes”) held by certain Selling Shareholders. The Warrants were issued to the Selling Shareholders in a private placement of units issued by the Company in two tranches of a non-brokered private placement. 750,000 Warrants were issued to certain Selling Shareholders in the first tranche and 125,000 Warrants were issued to certain other Selling Shareholders in the second tranche. The Warrants issued in the first tranche and second tranche are set to expire on August 28, 2015 and September 20, 2015, respectively. Until each Warrant’s expiration date, it is exercisable for one Class A Common Share at a per share price of U.S. $4.00. Holders of the Notes may convert their Notes into 250 Class A Common Shares per $1,000 principal amount of indebtedness evidenced by the Notes (which is the equivalent to a conversion price of $4.00 per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the Notes, subject to prior repurchase of the Notes. There are Class A Common Share purchase rights attaching to such shares (the “Right Shares”) pursuant to that certain Shareholder Rights Plan Agreement, amended and restated as of June 11, 2009, as amended June 27, 2012, between the Company and Computershare Trust Company of Canada (the “Rights Agreement”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

(1) the 14,784,915  Class A Common Shares registered under the Registration Statement are validly issued, fully paid and non-assessable;

(2) the 875,000 Class A Common Shares underlying the Warrants have been duly authorized and reserved and when issued and delivered against payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid, non-assessable Class A Common Shares of the Company;

(3) the 737,500 Class A Common Shares underlying the Notes have been duly authorized and reserved and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid, non-assessable Class A Common Shares of the Company; and

(4) upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Agreement, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Agreement, the Rights Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our opinion as an exhibit, and consent to the use of our name, in the Registration Statement.

Yours truly,

/s/ Austring, Fendrick & Fairman